On August 1, 2025, Columbus McKinnon Corporation issued an investor presentation titled “2025 Proxy Review,” a copy of which is attached hereto as Exhibit 1.

EXHIBIT 1

 2025 Proxy ReviewAugust, 2025

 Disclaimers and Safe Harbor Statement  2  This presentation and the accompanying oral discussion contains “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements are generally identified by the use of forward-looking terminology, including the terms "anticipate," “believe,” “continue,” “could,” “estimate,” “expect,” “illustrative,” “intend,” “likely,” “may,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “shall,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. Such forward-looking statements include, among others, statements regarding: (1) our strategy, outlook and growth prospects; (2) our operational and financial targets and capital allocation policy; (3) general economic trends, global policy, including tariff policy, trends in our industry and markets and their expected impacts on the Company; (4) the amount of debt to be paid down by the Company following the closing of the Kito Crosby acquisition and the amount of cost and revenue synergies expected to be achieved after the completion of the Kito Crosby acquisition; (5) the expected benefits of the Kito Crosby acquisition; (6) the expected future financial results of the combined companies and (7) the expected timing for the closing of the Kito Crosby acquisition. Forward-looking statements are not based on historical facts, but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions, and involve known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. It is not possible to predict or identify all such risks. These risks include, but are not limited to, (1) risks relating to the competitive environment in which we operate; (2) the risk that the cost synergies and any revenue synergies from the Kito Crosby transaction may not be fully realized or may take longer than anticipated to be realized; (3) the risk that the integration of Kito Crosby's business and operations into the Company will be materially delayed or will be more costly or difficult than expected, or that the Company is otherwise unable to successfully integrate Kito Crosby's business into its own, including as a result of unexpected factors or events; (4) risks regarding the ability of the Company and Kito Crosby to obtain required governmental approvals of the transaction on the timeline expected, or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect the Company after the closing of the transaction or adversely affect the expected benefits of the transaction; (5) the failure of the closing conditions in the purchase agreement for the acquisition of Kito Crosby to be satisfied, or any unexpected delay in closing the transaction or the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement; (6) the possibility that the Kito Crosby acquisition transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (7) risks related to the general competitive, economic, political and market conditions and other factors that may affect future results of the Company and Kito Crosby; and (8) the other risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 as well as in our other filings with the Securities and Exchange Commission, which are available on its website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward looking statements speak only as of the date they are made. Columbus McKinnon undertakes no duty to update publicly any such forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.  Non-GAAP Financial Measures and Forward-looking Non-GAAP Financial MeasuresThis presentation will discuss some non-GAAP (“adjusted”) financial measures which we believe are useful in evaluating Columbus McKinnon and Kito Crosby’s performance.  You should not consider the presentation of this additional information in isolation or as a substitute for results prepared in accordance with GAAP.  The non-GAAP financial measures are noted and reconciliations of comparable historical GAAP measures with historical non-GAAP financial measures can be found in tables included in the appendix portion of this presentation.  Additional Information Regarding the 2025 Annual Meeting and Where to Find It  Columbus McKinnon has filed its definitive proxy statement with the SEC with respect to its solicitation of proxies for the 2025 Annual Meeting.      INVESTORS AND SHAREHOLDERS ARE STRONGLY URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD FILED BY COLUMBUS McKINNON AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE AS THEY CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION.     Investors and shareholders may obtain copies of these documents and other documents filed with the SEC by Columbus McKinnon free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Columbus McKinnon are also available free of charge by accessing Columbus McKinnon’s website at investors.cmco.com.

 Explanatory Note regarding the Proxy Statement  3  On June 30, 2025, the Company filed the definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with the 2025 Annual Meeting.   The Proxy Statement contained a typographical error on page 76 in the section titled “Background of the Kito Crosby Acquisition” that inadvertently named Mr. Michael Dastoor as being a member of the Sub-Committee of the Company’s Board of Directors tasked with evaluating the Kito Crosby acquisition, but should have instead listed Mr. Chad R. Abraham, who was a member of the Sub-Committee.   The Sub-Committee consisted of Messrs. Colella, Abraham and Stephens.  Mr. Dastoor was not a member of the Sub-Committee.

 Contents  Company Overview  1  Kito Crosby Strategic Rationale  2A  Robust Governance Process in Evaluating the Kito Crosby Acquisition Overseen by Board  2B  Approval of the Preferred Share Financing-Related Proposals #4, 5 and 6  2C  Governance Overview  3  Executive Compensation Summary  4  Appendix  5  4

 Executive Summary  5  Pending Kito Crosby acquisition presents a unique opportunity to increase our scale in core lifting platform:  Highly complementary portfolio of industry-leading brands, products and competencies with strong recurring sales dynamic;  Strong presence and strategic positioning in attractive verticals and target geographies  Expands geographical reach, including multiple manufacturing/assembly plants and nearly 4,000 employees serving over 50 countries, resulting in approximately $1.1 billion in revenue for Kito Crosby in 2024 through its extensive global channel partner network  Complementary business combination delivers compelling economics:  $70M net annual cost synergies from the combined businesses  Combined annual revenues of over $2.1 billion, more than double the Company’s revenue for fiscal 2025  Increased cash generation capabilities and improved operating margins, allowing us to de-lever quickly, and accelerate our Intelligent Motion strategy  STRONG BUSINESS RATIONALE TO SCALE AND DELIVER  OWNERSHIP & GOVERNANCE  Board-run process led by an independent sub-committee with substantial M&A experience supported by experienced advisors  Met extensively, including with management, to discuss and evaluate the merits of the proposed transaction  Competitive negotiation given that it was an auction process resulting in concessions from both sides  Met with and undertook extensive negotiation with multiple parties over material terms of the transaction  Competitive process to select a Preferred Share financing partner  Met with multiple parties and conducted extensive negotiations over material financing terms  CD&R was determined to be the best partner considering the negotiated financial terms and CD&R’s ability to close quickly and with certainty  CD&R aligned with all shareholders to drive shareholder value  ROBUST PROCESS OVERSEEN BY OUR BOARD

 Executive Summary  6  OWNERSHIP & GOVERNANCE  We believe materially beneficial to shareholders to avoid higher cost of capital  Without approval for each of Proposals 4, 5 and 6, the dividend rate payable on the Preferred Shares will increase from 7.00% per annum to 10.00% per annum  Heighted interest rate will continue until we are able to obtain approval of each of these Proposals  If not approved, in the first full year after the closing of the issuance, this will result in $24 million of additional dividend payments to CD&R  In future years, if not approved, the amount of additional dividend payments payable to CD&R may increase further as a result of compounding in paid in kind  Given that the Preferred Shares will not be convertible until Proposals 4, 5 and 6 are approved, failure to approve may adversely impact the Company’s credit rating and cost of permanent financed debt  APPROVAL OF THE PREFERRED SHARE FINANCING-RELATED PROPOSALS (#4, 5 AND 6)

 Company Overview  1

CMCO is a Global Leader in Intelligent Motion Solutions for Material Handling

- **Celebrating our 150th anniversary in material handling solutions**
- **Leading global lifting and automation company providing professional-grade products for solving customers' critical intralogistics requirements**
- **Enhanced strategic positioning through expansion into secular growth categories and positioned to capitalize on megatrends in lifting, hoisting, precision conveyance, automation and linear motion**
- **Delivering growth and margin expansion and executing the Company's transformation through the CMCO growth framework, "CMBS" business system and 80/20 Process**

Total Addressable Market[1]	World-Wide Employees	Year History	Revenue[2]	Cash Flow Provided by Operations[2]
$20B	**~3,500**	**150**	**~$1.0B** *(4% 5-Yr CAGR)*	**$46M**

PRODUCT MIX



Linear Motion 9%
Automation 13%
REVENUE
Lifting Solutions 62%
Specialty Conveying 16%

GEOGRAPHIC MIX



LatAm 4%
APAC 6%
REVENUE
North America 60%
EMEA 30%

VERTICALS MIX



Other[3] 11%
General Industrial 22%
Chemical & Paper Processing 4%
Oil & Gas, 5%
Material Handling 16%
REVENUE
Aerospace & Gov't 5%
Construction, 6%
Transportation 15%
Food, Beverage & Consumer, 8%
Energy & Utilities, 8%

Seasoned Leader with Extensive History of Safely, Efficiently and Ergonomically Positioning Materials

[1] Per Management Estimate
[2] Financial data represents fiscal year ended March 31, 2025
[3] Other represents Life Sciences/Pharma (3%), Elevator (2%), Metals Processing (2%), Entertainment (2%), E-Commerce (2%) and Forestry (1%) as of fiscal year 2025.

8

Intelligent Motion Solutions

Four Categories of Solutions to Address Customers' Unique Motion Control Needs

LIFTING (62%)



~$8.0B TAM[1]



- Leading global position in lifting
- Lifting capacity from 1/8 ton to ~140 tons
- Manual chain, electric chain and wire rope hoists
- Reliable, high-quality products
- End-to-end digital solutions



PRECISION CONVEYANCE (16%)



~$5.2B TAM[1]

- Develops and manufactures complex intralogistics solutions connecting robots and workspaces with asynchronous conveying technology
- Specialty conveying provides growth platform in fragmented market
- Tailwinds from megatrends like automation, onshoring, ecommerce, electrification and life sciences

AUTOMATION (13%)



~$4.5B TAM[1]

- Design and develop drives and controls for lifting, linear motion and conveying systems
- Used in intelligent material handling solutions from ceiling to floor across entire product portfolio
- Solutions designed to increase uptime, enhance productivity and improve customer safety

LINEAR MOTION (9%)



~$2.3B TAM[1]

- Linear actuators with lifting capacity up to 50 tons, screw jacks, rotary unions and super cylinders
- Demonstrated leadership and differentiated offering
- Serving a breadth of end uses and applications from rail to warehousing to defense

$20B[1] Total Addressable Market with Tailwinds from Megatrends in Attractive Verticals

1 Per Management Estimates

9

 Growth Supported by Exposure to Secular Mega Trends Across the Full Portfolio  Growth Supported with Tailwinds from Industry Megatrends  Nearshoring & Supply Chain Resilience  10  Labor Shortages Driving Demand  Industrial Resurgence & Growth  Infrastructure Investment  Safety & Sustainability Focus  Lifting  Broad increased global demand for lifting solutions  Heightened emphasis on productivity, uptime and safety  Precision Conveyance  Increased demand for specialized solutions  Tailwinds from automation and electrification trends  Automation  Key enabler of productivity and safety improvements  Ceiling to floor applications support customer requirements  Linear Motion  Bolsters a comprehensive intelligent motion portfolio  Channel access to specialty verticals

 Summary Historical Financial Results   FYE – 3/31, ($M)  FYE – 3/31, ($M)  FYE – 3/31, ($M)  FYE – 3/31, ($M)  COMMENTARY VS. PRIOR YEAR  Revenue down 5%, inclusive of a negative 1% foreign exchange impact, driven by short cycle order softness and higher mix of project-related orders with a longer delivery timeframe   Profit and EPS metrics declined due to lower sales volume and unfavorable mix, partially offset by price increases and lower RSG&A  Continued focus on margin expansion over time  Operating leverage on increased scale to drive margin expansion  80/20 and cost saving initiatives  Net cash provided by operating activities and Free Cash Flow1 of $24.2M included:   $17M increase in unbilled over time revenue recognition  $12M higher inventory due to timing of large orders and higher safety stocks to facilitate footprint consolidation  REVENUE  OPERATING INCOME  DILUTED EPS  CASH FLOW  11  Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS and Free Cash Flow are non-GAAP financial measures. See appendix for additional information on non-GAAP financial measures  Net cash provided by operating activities  Free Cash Flow1  Adjusted EPS1  GAAP EPS  Adjusted Operating Income1  Income from Operations

 2025 Orders and Backlog  12  Book:Bill  Short Term  Long Term1  1 Long term backlog is expected to ship beyond three months  Record Orders in FY25 with Strength In Project-Related Orders; Backlog Remains Healthy   Delivered record orders of $1.0B in FY25 with a Book to Bill of 1.04x  FY25 Orders up 3% Y/Y; Included a (1%) FX impact  Project-related orders grew 8% Y/Y given traction on commercial initiatives   Short-cycle orders down 1% Y/Y  Strength in acquired portfolio  Backlog remains healthy, up 15% Y/Y  Project-related backlog increased 16% Y/Y   Short-cycle backlog increased 12% Y/Y   ($M)  Backlog  Annual Orders

 Strategic Framework Positioning CMCO for Next Phase of Value Creation Journey  13  Solidifying CMCO’s Leading Positioning in Lifting Solutions  Growth in resilient hardware and consumables categories  Increasing breadth and depth of product offering  Invest to become a "one-stop-shop" for our customers    Positioning the CMCO for the Next Phase of its Value Creation Journey  Geographic expansion: CMCO to expand across APAC and Kito Crosby to expand across LATAM and EMEA  Cash flow generation enables reinvestment in the flywheel of growth over time  Growth Framework  CMBS  Kito Crosby Improves Scale and Delivers on Our Growth Framework; Combined Capabilities Further Enhances CMBS

 Transforming Columbus McKinnon into a Top-Tier, Higher Growth, Higher Margin Enterprise  Strong Track Record Creating Value Through M&A Path and Executing on Previously Communicated Synergies  14  January 2017  Acquisition of STAHL CraneSystems from Konecranes for ~$218M strengthens leading global position in lifting solutions  Programmatic M&A  M&A Pipeline  Target Screen  Acquisition CommitteeFeedback  Outreach  Due Diligence  Decision  Acquisition of Magnetek, Inc. for ~$182M added automation capabilities  Divestiture of Stahlhammer Bommern GmbH to Turbo Investment BV  April 2021  Acquisition of Dorner for $485M advances Intelligent Motion strategy and creates platform for scalable growth  Divestiture of Crane Equipment and Service, Inc.  Divestiture of Tire Shredder Business  Tire Shredder  December 2021  Acquisition of Garvey for $74M expands conveying solutions platform  May 2023  Acquisition of montratec® for $110M expands precision conveyance and automation   September 2015  January 2017  April 2021  December 2021  May 2023  December 2018  February 2019  February 2019  2016  2017  2018  2019  2020  2021  2015  2022  2023  2025  2024  Announced the acquisition of Kito Crosby for $2.7B  2025  Legend:  Divestiture  Acquisition

 Kito Crosby Acquisition provides Strong Business Rationale to Scale with Top Tier Margins  2A

 16  Compelling Strategic and Financial Rationale  Pathway and Progress to Close  Committed financing has been successfully syndicated, including a new $500M revolving credit facility  13 of 14 regulatory and financial filings approved and U.S. HSR filing submitted  Integration planning progress continued with cross-functional synergies planning meetings, site visits and leadership meetings  Constructive HSR conversations ongoing with the DOJ   Advancing preparation for required SEC reporting post deal closing  Integration planning continues with focus on synergy achievement and business integration  Permanent financing expected to be secured prior to deal close  Continued Progress Towards Closing in Late 2025   Enhances scale and strengthens competitiveness – broader product portfolio, enhanced operational capabilities and geographic reach that lead to improvements in customer experience   Growth supported by tailwinds from industry megatrends – automation, reshoring and infrastructure investment tailwinds to drive long-term growth and competitive differentiation   Highly attractive financial profile – expected to more than double the size of the Company with projected 23% proforma Adjusted EBITDA Margin1  Value creation with significant synergies – substantial cost savings + potential upside from revenue synergies   Strong cash flow enables de-leveraging and capacity to reinvest in intelligent motion strategy over time  +  Kito Crosby Acquisition Update  1 Adjusted EBITDA Margin is a non-GAAP financial measure. See appendix for additional information on non-GAAP financial measures. Forward-looking guidance for Adjusted EBITDA Margin is made in a manner consistent with the relevant definitions and assumptions noted herein, but a reconciliation is not available on a forward-looking basis without unreasonable effort.

Highly Compelling Combination for All Stakeholders

COLUMBUS McKINNON + KITO CROSBY™

Holistic Provider of Intelligent Motion Solutions in Materials Handling

$2B+	>30%	23%	>100%	~8x
Revenue	Of Sales from Consumables	Pro Forma Adjusted EBITDA Margin[1,2]	Pro Forma Free Cash Flow Conversion[1,3]	TTM Adjusted EBITDA Multiple[4] Including Synergies
Scaled, Market Leading Platform Enhances Competitiveness	Geographic Diversification & Increased Portfolio Resiliency	~$70M Net Annual Cost Synergies & Top-Tier Margin Profile	Strong Cash Flow Enables Rapid De-Leveraging to ~3.0x by Year 2	Compelling Value Creation

1 Adjusted EBITDA Margin and Free Cash Flow Conversion are non-GAAP financial measures. See supplemental information for additional information on non-GAAP financial measures. Forward-looking guidance for Adjusted EBITDA Margin and Free Cash Flow Conversion are made in a manner consistent with the relevant definitions and assumptions noted herein, but reconciliations are not available on a forward-looking basis without unreasonable effort.
2 Adjusted EBITDA is pro forma for $70 million of synergies.
3 Free Cash Flow Conversion is defined as net cash provided by (used for) operating activities less capital expenditures over net income. While the Company expects Pro Forma Free Cash Flow Conversion of greater than 100% over time inclusive of synergies, the Company expects that metric may be impacted in the short-term by one-time costs.
4 Non-GAAP financial measure; see definition and reconciliation at the end of this presentation.

INTELLIGENT MOTION Columbus McKinnon
17

 Kito Crosby At-a-Glance  18  4,000Channel Partners  600K+End-UsersTrained  250+Years OfBrand Heritage  50+CountriesServed  $1.1B2024 Revenue  7%2021-2024Revenue CAGR  KITO CROSBY BY THE NUMBERS  Key Industry Brands     KEY PRODUCTS  Chains & Fittings  Shackles  Wire Rope Fittings  Wire Rope & ECH Hoists  Crane Blocks & Sheaves  Load Monitoring Dynamometers  PRODUCT MIX1  REVENUE  DIVERSIFIED GLOBAL PRESENCE1  REVENUE  DIVERSIFIED END USES IN KEY VERTICALS1   REVENUE  Based on Kito Crosby Management Estimates  Reflects Consumer, Entertainment, Government, Forestry and Other/Miscellaneous verticals.

Value Creation with Significant Synergies

Summary Of Key Synergy Areas And Corresponding Strategic Initiatives

OVERVIEW

~$80M	—	~$10M	=	~$70M
Expected Annual Gross Synergies		Expected Annual Dis-Synergies		Expected Annual Net Run Rate Synergies

$70M Net Annual Cost Synergies

Procurement

- Harmonize supply chain for best pricing
- Leverage combined spend to benefit from further volume discounts

Facilities

- 80/20 and LEAN processes and tools
- Improve manufacturing facility efficiency; optimize for longer standard runs
- Optimize distribution/warehousing for improved customer experience and better freight cost

SG&A

- Eliminate overlapping technology and third-party spend (i.e. auditors, insurance brokers, etc.)
- G&A and sales redundancies without impacting customer experience

Additional Upside Expected from Revenue Synergies

- Increase breadth and depth of product offerings to existing customers
- Geographic expansion opportunities:
  - Kito Crosby's strong APAC footprint for CMCO products
  - CMCO's LATAM & EMEA footprint for Kito Crosby products
- Attract new customers with enhanced scale and combined capabilities
- Capture share of wallet by streamlining the customer experience

CMCO INTELLIGENT MOTION Columbus McKinnon

19

Transaction Overview

CONSIDERATION & VALUATION	• CMCO to acquire 100% of the issued and outstanding equity of Kito Crosby in an all-cash transaction at an estimated value of $2.7B • Represents ~8x Trailing-Twelve Month Adjusted EBITDA[1] inclusive of synergies
FINANCING	• Committed financing package of $3.05 billion to fund the acquisition and refinance existing debt, including a $500 million revolving credit facility • CD&R committed to provide $0.8 billion of perpetual convertible preferred equity; Terms of the CD&R investment include a 7% coupon, payable in cash or payment-in-kind at Columbus McKinnon's option, and a conversion price of $37.68 • ~4.8x Net Leverage Ratio[1] at close, expected to decrease to ~3.0x by the second-year post closing driven by ~$200M+ Annual Free Cash Flow[1] • >$500M of liquidity upon closing, including cash and availability on the revolver and AR Securitization
OWNERSHIP & GOVERNANCE	• CD&R represents sophisticated capital and provides greater certainty to deal execution in a competitive process as CD&R brings a strong track record in driving operational excellence across the industrials sector • CD&R as-converted ownership at close is expected to be approximately 43% of the Company • CD&R has agreed to a customary lock-up on its shares and customary standstill restrictions • CD&R has the right to add three Board members to the Company's Board upon closing and intends to designate Mike Lamach, Nate Sleeper and Andrew Campelli
TIMING	• Anticipated close later this calendar year • Subject to regulatory approvals and satisfactory completion of customary closing conditions • Agreement has no financing condition • Shareholder approval is not required to close the transaction

[1] Adjusted EBITDA, Net Leverage Ratio and Free Cash Flow are non-GAAP financial measures. See supplemental information for additional information on non-GAAP financial measures. Forward-looking guidance for Adjusted EBITDA, Net Leverage Ratio and Free Cash Flow are made in a manner consistent with the relevant definitions and assumptions noted herein, but reconciliations are not available on a forward-looking basis without unreasonable effort.

CMCO INTELLIGENT MOTION Columbus McKinnon
20

 Sources & Uses and Pro Forma Capitalization  21  Sources:  ($M)   New $500M revolving credit facility  $0   New secured debt  2,550   PIPE convertible preferred equity  800   Total Sources  $3,350   Uses:  ($M)   Refinance debt2  $463   Purchase price  2,700   Other (includes financing fees and expenses)3  171   Cash to balance sheet  16   Total Uses:  $3,350   Sources & Uses  Pro Forma Capitalization  Note: Figures represent forward-looking estimates, which are made in a manner consistent with the relevant definitions and assumptions noted herein, but reconciliations are not available on a forward-looking basis without unreasonable effort; 1 Assumes close in FY2026; 2 Refinanced debt excludes capital leases; 3 Reflects adjustments for tax attributes, pension liabilities treated as debt, and fees & expenses (which include debt financing fees, PIPE financing fees, M&A fees, and diligence fees); 4 Non-GAAP financial measure; see definition at the end of this Presentation.   ($M)  As of Close1   Revolving credit facility   $0   New secured debt   2,550   Capital lease   12   Deferred financing fees  (80)  Total debt   $2,482   (-) Cash and cash equivalents   68   Net debt   $2,414   (+) Standby letters of credit   20   Credit Agreement Net Debt4   $2,434

 22  Historical Track Record of De-Leveraging Post-Acquisition  Non-GAAP financial measure; see definition and reconciliation at the end of this Presentation;   Net Leverage Ratio is calculated in accordance with the terms and conditions in the Company’s credit agreement and is defined as Net Debt over trailing-twelve month Adjusted EBITDA as defined in the Company’s credit agreement and in accordance with the Company’s previous filings with the Securities and Exchange Commission  Reflects the refinancing of a portion of the debt to be incurred to finance the Dorner acquisition through an underwritten public offering of shares of its common stock.  DORNER AND GARVEY ACQUISITIONS1,2  NET LEVERAGE RATIO  MONTRATEC ACQUISITION1,2  NET LEVERAGE RATIO  Dorner acquisition   (closed April 2021)  Montratec acquisition   (closed May 2023)  Pro Forma at Close3  Primary allocation strategy for significant Free Cash Flow1 generation   History of acquisitions followed by de-levering  Debt structure built to facilitate debt paydown  CAPITAL ALLOCATION PRIORITIES  Debt Reduction  Investment to drive sales growth and margin improvement  Growth  Continue track record of consistent dividend  Significant FCF supports investment in intelligent motion strategy over the long-term  Dividend  M&A  1  2  3  4  Demonstrated History of Reducing Net Leverage Ratio1 Following Acquisitions

 Robust Governance Process in Evaluating the Kito Crosby Acquisition Overseen by Board  2B

 Overseen by our Board and a sub-committee made up of independent directors with substantial mergers & acquisitions experience who consulted with experienced advisors  Met extensively, including with management, to discuss and evaluate the merits of the proposed transaction with advice from expert advisors to supplement management analysis  Competitive negotiation with seller given that the Kito Crosby acquisition was an auction process and resulted in concessions from both sides  Preferred Share financing also a competitive process with discussions with multiple parties  Met with multiple parties and undertook extensive and competitive negotiations over material financing terms  CD&R was determined to be the best partner when considering the negotiated financial terms and CD&R’s ability to close quickly and with certainty  CD&R aligned with our shareholders to drive shareholder value  Robust Process Overseen by Board  Sub-committee included Messrs. Colella, Abraham and Stephens

 Approval of the Preferred Share Financing-Related Proposals #4, 5 and 6  2C

 Summary of Proxy Statement Proposals  Proposal 1: Election of Directors  Proposal 2: Say-on-Pay Advisory Vote for Named Executive Officers   Proposal 3: Ratification of EY as the Company’s Accounting Firm for FY 2026  Standard Meeting Proposals  Kito-Crosby “Financing Proposals”  Proposal 4: To Allow Preferred Shares to be issued to CD&R to Convert into a number of Common Shares and Vote with respect to a number of Common Shares above the 19.99% Limitation under Nasdaq Listing Rule 5635 (“Nasdaq Listing Rules Proposal”)  Proposal 5: To amend the Company’s certificate of incorporation to increase the number of authorized Common Shares from 50 million to 100 million (“Authorized Shares Proposal”)   Proposal 6: To amend the Company’s certificate of incorporation to allow CD&R to exercise the preemptive rights it was granted pursuant to the Investment Agreement (“Preemptive Rights Proposal”)  Proposal 7: To allow the Annual Meeting to be adjourned to solicit additional proxies, if necessary (“Adjournment Proposal”)  26  Approval of Financing Proposals NOT Required to Issue Preferred Shares or to Close the Kito Crosby Acquisition

 27  Columbus McKinnon has already secured committed financing to complete the pending acquisition of Kito Crosby comprised of both debt and equity.  Debt Financing:   We have secured fully committed debt financing and completed the syndication of that credit facility along with a $500M revolver that will be part of the permanent financing  We expect to pursue the remaining permanent financing in the coming months, but that process will not delay or prevent closing and is not a condition to closing  Equity Financing: Preferred Shares to be issued to the CD&R Investors at close, but require shareholder approval on Proposals 4, 5 and 6 to satisfy the terms of the investment agreement with the CD&R Investors and to allow the Preferred Shares to vote and convert into a number of common shares above 19.99% of the Company’s outstanding common shares.  Preferred Share Financing Proposals   (Proposals #4, 5 and 6)  Approval of Financing Proposals NOT Required to Issue Preferred, But Required to Make More Than 20% Convertible

 Reasons for The Financing Proposals  Nasdaq Listing Rule 5635 requires receipt of Company shareholder approval prior to the Preferred Shares being (i) convertible into more than 19.99% of the Company’s outstanding common shares or (ii) able to be voted with respect more than 19.99% of the Company’s outstanding common shares  As a result, the Investment Agreement with CD&R requires the Company to put forward this Proposal 4 to seek shareholder approval with respect to this Nasdaq listing rule requirement at the Annual Meeting  28  The Company has insufficient authorized Common Shares under its certificate of incorporation to allow for full conversion of the Preferred Shares into Common Shares   As a result, the Investment Agreement with CD&R requires the Company to put forward this proposal at the Annual Meeting to increase the number of authorized Common Shares from 50 million to 100 million  Under the Investment Agreement, the CD&R Investors have customary preemptive rights to purchase additional Common Shares in a number sufficient to maintain their current percentage ownership in the Company in the event of certain Company share issuances  The Company’s certificate of incorporation currently includes a blanket prohibition on an exercise of preemptive rights by shareholders  As a result, the Investment Agreement with CD&R requires the Company to put forward this proposal at the Annual Meeting to amend the Company’s certificate of incorporation to allow the CD&R Investors to exercise their preemptive rights  PROPOSAL 4  PROPOSAL   5  PROPOSAL   6

 If any one of the Financing-Related Proposals are NOT approved:  29  The dividend rate payable on the Preferred Shares will increase from 7.00% per annum to 10.00% per annum  Heighted interest rate on the Preferred Shares will continue until we obtain approval of each of these proposals   In the first full year after the closing of the issuance, this increase in the interest rate will result in $24 million of additional dividend payments to the CD&R Investors if all of the proposals are not approved  In future years, the amount of additional dividend payments payable to the CD&R Investors may increase further as a result of compounding if the dividend is paid-in-kind  Given that the Preferred Shares will not be convertible in full until each of the Financing-Related Proposals are approved, failure to approve may adversely impact the Company’s credit rating and cost of permanent financed debt  Failure to Approve Financing Proposals May Significantly Increase Cost of Capital and Slow Deleveraging

 Brief Description of Terms of Preferred Shares to be Issued to the CD&R Investors  Security to be Issued to the CD&R Investors: Series A Cumulative Convertible Participating Preferred Shares (“Preferred Shares”)  Number of Preferred Shares to be Issued: 800,000 Preferred Shares  Conversion: Preferred Shares can convert into the Company’s Common Shares, initially at a conversion price of $37.68 per share  Dividends: 7.0% per annum (payable in cash or in-kind), but the rate would increase to 10.0% per annum in the event of a “Triggering Event” and during the duration of the existence of a Triggering Event ($24M interest impact in the first year that would compound in subsequent years if payment-in-kind is selected by the Company)  Triggering Event: Once the Preferred Shares are issued, a Triggering Event would immediately occur if any of the matters put forward for approval by shareholders in Proposal 4, Proposal 5 or Proposal 6 are not approved at the 2025 Annual Meeting.  30

 CMCO Governance Highlights  3

 Governance Highlights  32  Our Company is Committed to Good Corporate Governance, Which Promotes the Long-Term Interests of Shareholders, Strengthens Board and Management Accountability, and Helps Build Public Trust  Board Independence  Eight of our nine Directors are independent  Our Board Chair is an independent director  Our Lead Director is an independent director  Our CEO is the only management director  All of our Board committees are comprised of only independent directors and have the ability to hire third-party advisors  Executive Sessions  The independent Directors regularly meet in executive session  Independent Board Chair presides at executive sessions of the independent Directors  Other Board and Board Committee Practices  Separate Board Chair and Chief Executive Officer roles  Oversight of risk management and enterprise strategy  Robust stock ownership guidelines  Anti-hedging and anti-pledging policies  Retain an independent compensation consultant  Robust claw back provisions, broader than SEC requirements  Board Performance  Annual Board evaluations  Commitment to Board refreshment and succession planning  Focus on management development and succession planning  Diverse Board Skills and Qualifications  Rich mixture of educational, professional, experiential, age, gender, and global experience and maintain rigorous director qualification standards  Average tenure is 4.4 years with 5 independent directors added in the past 5 years  Director Election Standard  Voluntarily adopted majority voting standard in uncontested Director elections  Shareholder Rights  No poison pill  Annual election of all directors, majority voting for all directors (uncontested)

 33  Skilled Board Aligned with Strategy  Gerald Colella, Board Chair  Kathryn Bohl, Lead Director  David J. Wilson, Director & CEO  Aziz Aghili, Corp Gov & Nom Chair  Jeanne Beliveau-Dunn, Human Capital, Comp & Succession Chair  Michael Dastoor, Director  Chad Abraham, Director  Rebecca Yeung, Director  Chris J. Stephens Jr, Audit Chair  1 Except for three months during a CEO search during 2020

 Independent, Well-Balanced Board with Skills and Experience to Support CMCO  34

 Key Responsibilities of the Board  35  Our Governance Policy Embodies Long-Standing Practices, Policies, and Procedures, Collectively our Corporate Governance Framework Promotes the Long-Term Interests of our Shareholders, Promotes Responsible Decision-Making and Accountability, and Fosters a Culture that Allows our Board and Management to Pursue CMCO’s Strategic Objectives  Strategic Oversight  Risk Management  Governance and Controls  Management Oversight  Human Capital  Corporate Responsibility  … And More

 Board’s Role In Risk Oversight  36  Taking reasonable and responsible risks is critical to our continued innovation, growth, and achievement of our strategic objectives. The Board actively oversees and monitors the management of the most significant risks that may impact our Company.

 Board’s Role in M&A  37  Strategic Alignment & Oversight  Legal & Regulatory Compliance  Value Creation and Shareholder Interests  Due Diligence & Risk Assessment  Post-Closing Integration & Monitoring  Assess fit within the company's overall strategic plan and competitive landscape  Strategic guidance and direction to management, ensuring the deal aligns with the company’s strategies and goals  Oversight of the M&A process, from initial deal evaluation to post-acquisition integration, to ensure the deal delivers long-term value creation  Oversight of the due diligence process, which includes evaluating financial, operational, legal, and reputational aspects of the target  Assess the potential risks and opportunities associated with the transaction  Ensure the deal is financially sound, including evaluating the price, financing and other relevant considerations  Oversee M&A compliance with applicable laws and regulations, including antitrust and securities laws  Understand the legal and regulatory requirements involved in the M&A transaction and oversee that the Company is acting responsibly  Monitor progress of the regulatory reporting and approval process  Monitor the performance of the acquired company after the transaction and oversee that the integration process is successful  Consider the impact of the acquisition on the company's internal processes and governance  Evaluates whether the proposed transaction is in the best interests of the company and its shareholders, considering the potential for value creation  Ensure that the acquisition is a good use of the company's resources, both financial and managerial  Consider the impact of the deal on the company's culture, including potential integration challenges and talent acquisition

 Executive Compensation Summary  4

 Executive Compensation Principles  Our program is designed to attract and retain highly skilled, performance-oriented executives  We incent leaders to deliver top-tier results, while also delivering an exceptional experience for customers   We carry out these objectives through the following attributes of our executive compensation program:   Align executive compensation with the achievement of financial results and increase in shareholder value  The majority of total compensation for our executives is at-risk, designed to align interests with those of our shareholders  Designed to motivate and reward our executives for sustained superior performance   Evaluate competitiveness/effectiveness against peers  Compensation for individual executives is influenced by scope of responsibility, individual performance, skill set, experience, and expected future contributions   Aim to create simple, straightforward compensation programs that are easily understood  Our executive compensation program is designed to support our business strategy and attract, retain, and motivate the performance and continuity of the leadership team with the ultimate goal of generating strong operating results and delivering solid, sustainable returns to our shareholders.   39

 40  Compensation Philosophy  Executive Compensation Structure  Base Salary  Targeted at median of peer and market assessment  Annual Incentive Plan  Based on operating income, free cash flow generation and strategic goal attainment  Long-term Incentive Comp  1/2 PSUs based on sales growth & Adj. EBITDA Margin improvement  1/4 stock options and 1/4 RSUs  Retirement Benefits  Defined contribution planNQ deferred compensation plan  Change in Control  Double trigger2x or 3x salary and base bonus  Pay for Performance; At Risk Compensation   OTHER NEOS AVERAGE FY25 COMPENSATION MIX  Compensation Aligned with Shareholders: Majority of Pay is Variable

 Key Compensation Principles     What We Do     Pay for Performance Philosophy  PSUs with Vesting Subject to Achievement of Key Performance Metrics  Minimum Stock Ownership Policy for Named Executive Officers (“NEOs”)  Double Trigger Equity Acceleration Upon a Change in Control  Independent Consultant Retained by Human Capital, Compensation & Succession Committee  Regular Review of Share Utilization  Maintain a Clawback Policy Broader than SEC Requirements  Review Compensation-Related Risks     What We Do Not Do     No Excise Tax Gross Ups Upon Change in Control  No High Percentage of Fixed Compensation  No Excessive Executive Perquisites  No Tax Gross Ups on Welfare Benefits  No Repricing of Underwater Stock Options Without Shareholder Approval  No Permitted Hedging, Pledging, Short Sales, or Derivative Transactions in Company Stock  No Guaranteed Salary Increases or Guaranteed Annual Incentive Bonuses for NEOs  41

 Appendix  5

 Non-GAAP Measures  43  The following information provides definitions and reconciliations of the non-GAAP financial measures presented in this presentation to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The Company has provided this non-GAAP financial information, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in this presentation that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in this presentation. The non-GAAP financial measures in this presentation may differ from similarly titled measures used by other companies.  Adjusted Operating Income and Adjusted Operating Margin  Adjusted Net Income and Adjusted EPS  Adjusted EBITDA and Adjusted EBITDA Margin  Free Cash Flow   Net Debt and Net Leverage Ratio  Forward-Looking:  The Company has not reconciled the guidance to the most comparable GAAP financial measure because it is not possible to do so without unreasonable efforts due to the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management’s control and which could be significant. Because such items cannot be reasonably predicted with the level of precision required, we are unable to provide guidance for the comparable GAAP financial measure. Forward-looking guidance regarding is made in a manner consistent with the relevant definitions and assumptions noted herein. Forward looking guidance regarding the proforma combination of Columbus McKinnon and the Kito Crosby acquisition is made in a manner consistent with the relevant definitions and assumptions noted herein.

Non-GAAP Measures: Adjusted Operating Income and Adjusted Operating Margin

($ in thousands, except per share data)	Year				
	FY21	**FY22**	**FY23**	**FY24**	**FY25**
Income from operations	$ 42,255	$ 73,781	$ 97,841	$ 107,148	$ 54,573
Add back (deduct):					
Acquisition deal and integration costs	3,951	10,473	616	3,211	11,014
Acquisition inventory step-up expense	—	5,042	—	—	—
Business realignment costs	1,470	3,902	5,140	1,867	2,517
Garvey contingent consideration	—	—	1,230	—	—
Product liability settlement	—	2,850	—	—	—
Headquarter relocation costs	—	—	996	2,059	373
Hurricane Helene cost impact	—	—	—	—	171
Acquisition amortization of backlog	—	2,100	—	—	—
Factory and warehouse consolidation	3,778	—	—	744	17,546
Monterrey, MX new factory start-up costs	—	—	—	4,489	13,748
Insurance recovery legal costs	229	—	—	—	—
Gain on sale of building	(2,638)	—	—	—	—
Cost of debt repricing	—	—	—	1,190	—
Mexico customs duty assessment	—	—	—	—	1,067
Customer bad debt[1]	—	—	—	—	1,299
Adjusted Operating Income	$ 49,045	$ 98,148	$ 105,823	$ 120,708	$ 102,308
Net Sales	$ 649,642	$ 906,555	$ 936,240	$ 1,013,540	$ 963,027
Add back:					
Acquisition amortization of backlog	—	2,100	—	—	—
Adjusted Net Sales	$ 649,642	$ 908,655	$ 936,240	$ 1,013,540	$ 963,027
Operating margin	6.5%	8.1%	10.5%	10.6%	5.7%
Adjusted Operating Margin	7.5%	10.8%	11.3%	11.9%	10.6%

[1]Customer bad debt represents a reserve of $1,299,000 against an accounts receivable balance for a customer who declared bankruptcy in January of 2025.

Adjusted Operating Income is defined as income from operations as reported, adjusted for certain items. Adjusted Operating Margin is defined as Adjusted Operating Income divided by net sales. Adjusted Operating Income and Adjusted Operating Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted Operating Income and Adjusted Operating Margin as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP financial measures, such as Adjusted Operating Income and Adjusted Operating Margin, are important for investors and other readers of the Company's financial statements and assists in understanding the comparison of the current quarter and year's income from operations and operating margin to the historical periods' income from operations and operating margin, as well as facilitates a more meaningful comparison of the Company's income from operations and operating margin to that of other companies.

INTELLIGENT MOTION
44

Non-GAAP Measures: Adjusted Net Income and Adjusted EPS

($ in thousands, except per share data)	Year				
	FY21	FY22	FY23	FY24	FY25
Net income	$ 9,106	$ 29,660	$ 48,429	$ 46,625	$ (5,138)
Add back (deduct):					
Amortization of intangibles	12,623	25,283	26,001	29,396	29,946
Acquisition deal and integration costs	3,951	10,473	616	3,211	11,014
Business realignment costs	1,470	3,902	5,140	1,867	2,517
Product liability settlement	–	2,850	–	–	–
Acquisition inventory step-up expense	–	5,042	–	–	–
Acquisition amortization of backlog	–	2,100	–	–	–
Garvey contingent consideration	–	–	1,230	–	–
Headquarter relocation costs	–	–	996	2,059	373
Hurricane Helene cost impact	–	–	–	–	171
Non-cash pension settlement expense	19,046	–	–	4,984	23,634
Factory and warehouse consolidation	3,778	–	–	744	17,546
Monterrey, MX new factory start-up costs	–	–	–	4,489	13,748
Cost of debt repricing and refinancing	–	14,803	–	1,190	–
Tax indemnification payment owed	–	–	–	1,192	–
Insurance recovery legal costs	229	–	–	–	–
Gain on sale of building	(2,638)	–	–	–	–
Mexico customs duty assessment	–	–	–	–	1,067
Customer bad debt[1]	–	–	–	–	1,299
Normalize tax rate to 25%[2]	(9,708)	(13,852)	2,185	(12,763)	(24,319)
Adjusted Net Income	$ 37,857	$ 80,261	$ 84,597	$ 82,994	$ 71,858
GAAP average shares outstanding	24,173	28,401	28,818	29,026	28,738
Add back:					
Effect of diluted share-based awards	–	–	–	–	250
Adjusted Diluted Shares Outstanding	24,173	28,401	28,818	29,026	28,988
GAAP EPS	$ 0.38	$ 1.04	$ 1.68	$ 1.61	$ (0.18)
Adjusted EPS	$ 1.57	$ 2.83	$ 2.94	$ 2.86	$ 2.48

[1]Customer bad debt represents a reserve of $1,299,000 against an accounts receivable balance for a customer who declared bankruptcy in January of 2025.

[2]Applies a normalized tax rate of 25% to GAAP pre-tax income and non-GAAP adjustments above, which are each pre-tax.

Adjusted Net Income is defined as net income (loss) as reported, adjusted for certain items, including amortization of intangibles, and also adjusted for a normalized tax rate. Adjusted Diluted Shares Outstanding is defined as average diluted shares outstanding adjusted for the effect of dilutive share-based awards. Adjusted EPS is defined as Adjusted Net Income per Adjusted Diluted Shares Outstanding. Adjusted Net Income, Adjusted Diluted Shares Outstanding and Adjusted EPS are not measures determined in accordance with GAAP and may not be comparable with the measures used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP financial measures, such as Adjusted Net Income, Adjusted Diluted Shares Outstanding and Adjusted EPS, are important for investors and other readers of the Company's financial statements and assists in understanding the comparison of current periods' net income (loss), average diluted shares outstanding and GAAP EPS to the historical periods' net income (loss), average diluted shares outstanding and GAAP EPS, as well as facilitates a more meaningful comparison of the Company's net income (loss) and GAAP EPS to that of other companies. The Company believes that presenting Adjusted Net Income, Adjusted Diluted Shares Outstanding and Adjusted EPS provides a better understanding of its earnings power inclusive of adjusting for the non-cash amortization of intangible assets, reflecting the Company's strategy to grow through acquisitions as well as organically.

45

Non-GAAP Measures: Adjusted EBITDA and Adjusted EBITDA Margin

($ in thousands)	Year				
	FY21	FY22	FY23	FY24	FY25
Net income	$ 9,106	$ 29,660	$ 48,429	$ 46,625	$ (5,138)
Add back (deduct):					
Income tax expense (benefit)	970	8,786	26,046	14,902	(367)
Interest and debt expense	12,081	20,126	27,942	37,957	32,426
Investment (income) loss	(1,693)	(46)	(315)	(1,759)	(1,302)
Foreign currency exchange (gain) loss	941	1,574	(2,189)	1,826	3,179
Other (income) expense, net	20,850	(1,122)	(2,072)	7,597	25,775
Depreciation and amortization expense	28,153	41,924	41,947	45,945	48,187
Acquisition deal and integration costs	3,951	10,473	616	3,211	11,014
Acquisition inventory step-up expense	—	5,042	—	—	—
Product liability settlement	—	2,850	—	—	—
Business realignment costs	1,470	3,902	5,140	1,867	2,517
Garvey contingent consideration	—	—	1,230	—	—
Acquisition amortization of backlog	—	2,100	—	—	—
Factory and warehouse consolidation	3,778	—	—	744	17,546
Headquarter relocation costs	—	—	996	2,059	373
Insurance settlement	229	—	—	—	—
Gain on sale of building	(2,638)	—	—	—	—
Hurricane Helene cost impact	—	—	—	—	171
Cost of debt repricing and refinancing	—	14,803	—	1,190	—
Mexico customs duty assessment	—	—	—	—	1,067
Customer bad debt[1]	—	—	—	—	1,299
Monterrey, MX new factory start-up costs	—	—	—	4,489	13,748
Adjusted EBITDA	$ 77,198	$ 140,072	$ 147,770	$ 166,653	$ 150,495
Net sales	$ 649,642	$ 906,555	$ 936,240	$ 1,013,540	$ 963,027
Net margin	1.4%	3.3%	5.2%	4.6%	(0.5)%
Adjusted EBITDA Margin	11.9%	15.4%	15.8%	16.4%	15.6%

[1]Customer bad debt represents a reserve of $1,299,000 against an accounts receivable balance for a customer who declared bankruptcy in January of 2025.

Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation, amortization, and other adjustments. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted EBITDA and Adjusted EBITDA Margin as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP financial measures, such as Adjusted EBITDA and Adjusted EBITDA Margin, are important for investors and other readers of the Company's financial statements.

46

 Non-GAAP Measures: Free Cash Flow (FCF) and Free Cash Flow Conversion  47  Free Cash Flow is defined as GAAP net cash provided by (used for) operating activities less capital expenditures included in the investing activities section of the consolidated statement of cash flows. Free Cash Flow Conversion is defined as Free Cash Flow divided by net income. Free Cash Flow and Free Cash Flow Conversion are not measures determined in accordance with GAAP and may not be comparable with the measures as defined or used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Free Cash Flow and Free Cash Flow Conversion, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current periods’ Free Cash Flow and Free Cash Flow Conversion to Free Cash Flow and Free Cash Flow Conversion for historical periods.  ($ in thousands)  Year     FY21  FY22  FY23  FY24  FY25  Net cash provided by (used for) operating activities   $ 98,890   $ 48,881    $ 83,636    $ 67,198   $ 45,612   Capital expenditures   (12,300)   (13,104)   (12,632)   (24,813)   (21,411)  Free Cash Flow (FCF)   $ 86,590   $ 35,777    $ 71,004    $ 42,385   $ 24,201               Net income (loss)   $ 9,106   $ 29,660    $ 48,429    $ 46,625  $ (5,138)   Free Cash Flow Conversion   951%   121%   147%   91%  (471)%

Non-GAAP Measures: Historical Net Debt and Net Leverage Ratio

($ in thousands)

	Trailing Twelve Month			
	Q1 FY22	Q4 FY23	Q1 FY24	Q4 FY24
Net income	$ 4,812	$ 48,429	$ 49,313	$ 46,625
Add back (deduct):				
Annualize EBITDA for acquisitions[1]	25,356	-	7,994	1,331
Annualize synergies for acquisitions[1]	5,387	-	401	73
Income tax expense (benefit)	(585)	26,046	20,547	14,902
Interest and debt expense	14,705	27,942	30,364	37,957
Non-Cash loss related to asset retirement	-	175	2	-
Gain on sale of Facility	(2,638)	(232)	(232)	-
Non-cash pension settlement[2]	105	-	-	4,984
Amortization of deferred financing costs	2,452	1,721	1,774	2,349
Stock compensation expense	8,213	10,425	11,655	12,039
Garvey contingent consideration	-	1,230	1,230	-
Depreciation and amortization expense	31,540	41,947	42,368	45,945
Acquisition deal and integration costs	13,193	616	3,117	3,211
Acquisition amortization of backlog	2,981	-	-	-
Excluded integration costs and realignment costs[3]	(1,002)	-	(529)	-
Business realignment costs	1,272	5,140	3,857	1,867
Excluded business realignment costs[3]	(649)	-	(3,482)	-
Monterrey, MX new factory start-up costs	-	-	-	4,489
Factory and warehouse consolidation	1,522	-	117	744
Headquarter relocation costs	-	996	2,224	2,059
Insurance settlement	88	-	-	-
Cost of debt refinancing	14,803	-	-	1,190
BUE Settlement	16,211	-	-	-
Other	(1,488)	-	-	-
Credit Agreement TTM Adjusted EBITDA	$ 136,278	$ 164,435	$ 170,720	$ 179,765
Total debt	459,296	471,592	579,769	530,236
Standby letters of credit	16,935	14,921	15,364	15,368
Cash and cash equivalents	(88,654)	(133,176)	(106,994)	(114,126)
Net Debt	$ 387,577	$ 353,337	$ 488,139	$ 431,477
Net Leverage Ratio	2.8x	2.1x	2.9 x	2.4x

Net Debt is defined in the credit agreement as total debt plus standby letters of credit, net of cash and cash equivalents. Net Leverage Ratio is defined as Net Debt divided by the Credit Agreement Trailing Twelve Month ("TTM") Adjusted EBITDA. Credit Agreement TTM Adjusted EBITDA is defined in the Company's credit agreement as net income before interest expense, income taxes, depreciation, amortization and other adjustments. Credit Agreement Adjusted EBITDA Margin is defined as Credit Agreement TTM Adjusted EBITDA divided by revenue. Net Debt, Net Leverage Ratio, Credit Agreement TTM Adjusted EBITDA and Credit Agreement Adjusted EBITDA Margin are not measures determined in accordance with GAAP and may not be comparable with the measures as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Net Debt, Net Leverage Ratio, Credit Agreement TTM Adjusted EBITDA and Credit Agreement Adjusted EBITDA Margin are important for investors and other readers of the Company's financial statements.

[1] EBITDA is normalized to include a full year of the acquired entity and assuming that deal related synergies are achieved for montratec in fiscal year 2024 and Dorner and Garvey in fiscal year 2023; [2] During the quarter ending December 31, 2023, certain employees in one of the Company's U.S pension plans accepted an offer to settle their pension obligation with a lump sum payment. These lump sum settlements are one of the steps the Company is taking to terminate the plan by transferring the liabilities to a third-party. As a result, the Company recorded a non-cash settlement charge in the amount $4,599,000; [3] The Company's credit agreement definition of Adjusted EBITDA excludes certain acquisition deal and integration costs that are incurred beyond one year after the close of an acquisition, as well as excludes any cash restructuring costs in excess of $10 million per fiscal year

CMCO INTELLIGENT MOTION

48